Exhibit (d) (6)

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on January 9, 2011 by and between Hugh M. Hefner (“Executive”) and Icon Merger Sub, Inc., a Delaware corporation (the “Company”), but shall become effective (automatically and without need for further action by any Person) only upon the merger (the “Merger”) of the Company, with and into Philly, as described in that certain Agreement and Plan of Merger dated as of even date herewith by and among the Company, Philly and Icon Acquisition Holdings, L.P., a Delaware limited partnership (the date of the Merger is referred to as the “Effective Date”). Upon the Merger, Philly shall succeed to the rights and obligations of the Company under this Agreement.

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Company’s Amended and Restated Limited Liability Company Agreement, which shall become effective on the Effective Date (the “Operating Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company hereby agree as follows:

1. EMPLOYMENT. During the Term (as defined below), the Company agrees to employ Executive, and Executive agrees to be employed, as the Company’s Founder and Editor in Chief. During the Term, Executive shall report to the Company’s Board. Executive agrees to devote substantially all of his professional energies toward the activities and interests of the Company, consistent with past practices; provided, that in no event will this restrict Executive’s ability to (i) engage in any licensing activities permitted by the License Agreement or (ii) create and maintain his scrapbooks. Subject to the operating budget and the budgeting process attached hereto at Exhibit “A” (as such budget and process may be amended and revised from time to time in accordance with its terms), Executive shall have:

(a) sole and exclusive control over the editorial and creative content of the Publication, including but not limited to selection of articles, photos, artwork, and Playboy “centerfold” models (including outfits and costumes worn by such models);

(b) the right to approve the format, number of pages, paper size, paper weight and quality, number of issues, content of advertisements and all other matters relating to the editorial product of the Publication, the content of newsstand flats (specials), calendars and books created by the Company and its subsidiaries, and the re-use and repackaging of old Publication issues;

(c) the right to approve the overall image, costume and promotional outfits used by Playboy Bunnies;

(d) meaningful consultation rights (including, where reasonably practicable, at least 15 days’ advance notice prior to taking such action) with respect to the following: (i) the schematic design of Playboy clubs, casinos and other Playboy properties; and (ii) the content of significant marketing material involving the Playboy brand or image; and

(e) subject to approved budgets for each such production, the right to approve the creative content, marketing and packaging of Alta Loma Entertainment productions and approval rights over creative content relating to Executive, Playboy and the Playboy image in such productions.

In the event that Executive becomes unable to make decisions relating to matters set forth in this Section 1 due to incapacity or Disability, then the CIC Director designated by Executive on Appendix 1 (as Executive may change it from time to time) shall make such decisions on Executive’s behalf until the earlier to occur of (i) Executive thereafter becoming able to make decisions with respect to the matters in this Section 1 or (ii) termination of this Agreement.

Subject to the foregoing, the Company shall be entitled to outsource, both domestically and internationally, non-editorial functions of the Publication on terms and conditions similar, in all material respects, to the outsourcing arrangement between the Company and American Media, Inc.

Executive’s principal place of employment shall be in Los Angeles, California. Subject to the payment of market rent if Executive is terminated for Cause or if Executive resigns without Good Reason (as described further in this Agreement), at all times during and after the Term, Executive’s permanent residence shall be Playboy Mansion West (the “Mansion”), and only the Mansion, and Executive shall be required to live in the Mansion on a full time basis except for routine travel related to the Company’s business and vacation or personal time taken by Executive in accordance with this Agreement. The parties acknowledge and agree that the restriction on housing set forth in this paragraph is a condition to Executive’s employment and that such arrangement (1) is for the convenience of the Company and serves the Company’s material business interests, (2) insures that Executive resides in housing that is consistent with Executive’s role and promotes Executive’s effectiveness as Editor in Chief and the Company’s brand, image and goodwill, and (3) provides Executive with facilities that are necessary and sufficient for the conduct of certain necessary and important business activities at Executive’s home, including without limitation social events, parties and similar gatherings that promote the Company and its image and brand. Subject to Executive’s continued compliance with this Agreement and except as required otherwise pursuant to a final determination (within the meaning of Section 1313(a) of the Internal Revenue Code), the parties agree and acknowledge that, during the Term, no amount shall be includable in Executive’s gross income with respect to the value Executive’s residence in the Mansion in accordance with Section 119 of the Internal Revenue Code. Any social events, parties or similar gatherings hosted by Executive shall be exclusively held at the Mansion unless the Board otherwise consents in writing. Without limiting any of the rights or obligations of the Company and Executive set forth in this Agreement or in the Operating Agreement, certain terms and conditions applicable to Executive’s residence in the Mansion are contained in the Lease Agreement, of even date herewith, the form of which is attached hereto at Exhibit “B” (the “Lease”). Given the special, unique, unusual and extraordinary nature of the services to be provided by Executive to the

Company, each of the Company and Executive acknowledges and agrees that the other party would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event the provisions of this paragraph of the Agreement are not performed in accordance with this paragraph’s specific terms or otherwise are breached. Accordingly, each of the Company and Executive agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this paragraph of the Agreement and to enforce specifically the provisions of this paragraph of the Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

2. TERM. This Agreement and Executive’s services hereunder shall commence as of the Effective Date and shall continue for an initial term of five (5) years (the “Initial Term”), which shall automatically renew at the conclusion of the Initial Term, and annually thereafter, for successive one (1) year terms (each, a “Renewal Term”). The period of Executive’s employment by the Company (including the Initial Term and all Renewal Terms) is referred to as the “Term.” Executive’s employment hereunder may only be terminated: (a) by the Company for Cause, (b) due to Executive’s death, or (c) by the Executive in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.

3. COMPENSATION.

(a) BASE SALARY. During the Term, the Company shall pay Executive an annual base salary of One Million Dollars ($1,000,000) (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s standard payroll practice as in effect from time to time). The Base Salary may be increased but not decreased from time to time in the discretion of the Board of the Company. For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time. The parties acknowledge that because Executive is a Member of the Company, the compensation payable hereunder will be treated as guaranteed payments for federal income tax purposes under Section 707(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) BONUS. During the Term, Executive is eligible to participate in any executive bonus plans of the Company or its subsidiaries as determined by the Board.

(c) BENEFITS. During the Term, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit programs as may be adopted from time to time by the Company or its subsidiaries on the same basis as that provided to other executive employees of the Company or its subsidiaries. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i) Reimbursement for Business Expenses. During the Term, the Company shall reimburse Executive for all expenses incurred by Executive in performing Executive’s duties for the Company, consistent with past practices; provided, that Executive shall be reimbursed only to the extent that such reimbursement is not treated, under the Code and the rules and regulations thereunder, as compensation to Executive as if Executive were an employee of a corporation for federal income tax purposes.

(ii) Vacation. During the Term, Executive shall not accrue vacation but shall be entitled to take time off consistent with Executive’s performance of services as Editor in Chief and past practices.

(iii) Private Jet Travel and Company Car. During the Term, Executive may travel by private jet for both short-haul travel (e.g. Key Air) and long-haul travel consistent with past practice if requested by the Company to travel for reasonable business purposes, without the approval of the Board. During the Term, Executive shall have the use of a Company-provided automobile and driver, consistent with past practices.

(d) MANSION. Subject to the payment of market rent if Executive is terminated for Cause or if Executive resigns without Good Reason, during Executive’s life (irrespective of whether he is employed by the Company), he shall be entitled, in accordance with the terms and conditions of the Lease and the Operating Agreement, to live at the Mansion in its residential quarters as currently configured.

4. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	ICON ACQUISITION HOLDINGS LLC
c/o Rizvi Traverse Management, LLC
1999 Avenue of The Stars, Suite 3030
Los Angeles, CA 90067
Attention: Ben Kohn

With a copy (which
shall not constitute notice) to:	Sheppard Mullin Richter & Hampton LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90024
Attention: David Sands

If to Executive:	Hugh M. Hefner
10236 Charing Cross Road
Los Angeles, CA 90024

With a copy (which
shall not constitute notice) to:	Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, CA 90071-1560
Attention: Robert Knauss

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5. RIGHTS AND REMEDIES. Executive acknowledges and agrees that based on Executive’s recognized level of success and skill in connection with his past services, the services to be rendered by Executive hereunder are of a special, unique, unusual, extraordinary and intellectual character, and are of the utmost importance to the success of the Company and its publications, making them difficult to replace and giving them a peculiar value, the loss of which cannot be reasonably compensated in damages in an action at law. In addition to the foregoing, each of the parties acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such party could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond, proving the inadequacy of money damages or other undertaking. Further, each party hereby waives any claim or defense that there is an adequate remedy at law for such breaches or threatened breaches.

6. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of California without reference to its principles of conflicts of laws.

7. ARBITRATION. Any dispute that arises under, is in connection with or is related to this Agreement (“Dispute”) shall be resolved through binding arbitration in accordance with this Section. Either party may at any time make a written demand for arbitration of a Dispute; provided, that the foregoing shall not preclude equitable or other judicial relief by any party to enforce the provisions of this Section. The Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) in effect on the date of the demand for arbitration, and except as the applicable rules are modified by this Agreement, shall apply to the resolution of all Disputes. As a minimum set of rules in the arbitration, the parties agree as follows: (a) the arbitration shall be held before one (1) arbitrator selected by the parties pursuant to the AAA Rules; (b) the arbitrator shall have the authority to award to the prevailing party in any Dispute attorneys’ fees and disbursements, expert witness fees and disbursements and other costs of the arbitration; and (c) the arbitrator shall specify the basis for his/her decision, the basis for the damages award and a breakdown of the damages awarded, and the basis of any other remedy. The arbitrator’s decision shall be considered as a final and binding resolution of the Dispute, shall not be subject to appeal and may be entered as an order in any court of competent jurisdiction in the United States. The parties agree to submit to the jurisdiction of any such court for purposes of the enforcement of any such order. No party shall sue the other except for enforcement of the arbitrator’s decision if the other party is not performing in accordance with the arbitrator’s decision. The provisions of this Agreement shall be binding upon the arbitrator. Any arbitration proceeding shall be conducted on a confidential basis. The arbitrator’s discretion to fashion remedies hereunder shall be no broader or narrower than the legal and equitable remedies available to a court. In the event that arbitration cannot be compelled or in order to enforce arbitration, each party submits to the exclusive jurisdiction of any state or federal (if it has or can acquire jurisdiction) court sitting in Los Angeles, California, and waives all defenses with respect to jurisdiction or venue. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS OR HIS OBLIGATIONS HEREUNDER.

8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9. STANDARD TERMS AND CONDITIONS. Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement; provided, that, if any provision of the Standard Terms and Conditions conflicts with the terms of this Agreement, the terms of this Agreement shall control. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

10. SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement and the payments hereunder are intended to be exempt from, or to comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other administrative guidance issued thereunder (“Section 409A”), and this Agreement shall be construed in a manner consistent with such intent. If either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or administrative guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their good faith efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent possible, to avoid the imposition of any tax, interest or other penalties under Section 409A upon Executive or the Company. Notwithstanding the foregoing, if this Agreement or any benefit paid to Executive hereunder is subject to Section 409A and if the Executive is a “specified employee” (as defined under Section 409A) as of the date of Executive’s separation from service hereunder, then the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first six (6) month period following the date of Executive’s separation from service shall not be paid until the earlier of (i) the date which is the first business day following the six-month anniversary of Executive’s separation from service for any reason other than death or (ii) Executive’s date of death (along with interest for the period of such delay at the then applicable borrowing rate of the Company as of the commencement of such delay). To the extent that any reimbursements or in-kind benefits under this Agreement are subject to Section 409A, (a) any such reimbursement will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except as otherwise permitted under Section 409A), and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any tax “gross-up” payment shall be made no later than the last date permitted for such payment under Section 409A. Notwithstanding anything contained herein to the contrary, in no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder. The Company agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement as of the date first written above.

ICON MERGER SUB, INC.

By:	/s/ Bernhard L. Kohn III
Name:	Bernhard L. Kohn III
Title:	President

[Signature Page to Employment Agreement - Hefner]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement as of the date first written above.

/s/ Hugh M. Hefner
HUGH M. HEFNER

[Signature Page to Employment Agreement - Hefner]

STANDARD TERMS AND CONDITIONS

1. TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a) DEATH. In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death, any Accrued Obligations (as defined in subsection 1(e) below).

(b) TERMINATION FOR CAUSE. Upon the termination of Executive’s employment by the Company for Cause (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations. As used herein, “Cause” shall mean (i) Executive’s conviction by a court of competent jurisdiction or entry of a plea of nolo contendere for an act on Executive’s part constituting a felony, which conviction or plea causes damage to the reputation or financial position of the Company or which undermines Executive’s authority as Editor in Chief of the Company or (ii) a willful and gross breach of a substantial and material obligation of Executive under the Agreement which proximately causes demonstrable, substantial and material injury to the Company and which is not remedied within thirty (30) days after receipt of written notice from the Board specifically delineating each such claimed breach and setting forth the Company’s intention to terminate the Agreement if such breach is not remedied; provided, that if the specified breach cannot reasonably be remedied within said thirty (30) day period and Executive commences reasonable steps within said thirty (30) day period to remedy said breach and diligently continues such steps thereafter until a remedy is effected, such breach shall not constitute “Cause”. If the Company terminates Executive’s employment for Cause, then Executive may continue to live in the Mansion so long as (1) Executive pays monthly market rate rent for living in the Mansion to the Company (such market rate rent to be determined on the basis of occupying the entire Mansion) and (2) Executive does not breach the noncompetition provisions of the Agreement and the Operating Agreement. For the avoidance of doubt, under no circumstances shall Disability constitute “Cause.” In all cases, Disability shall be handled in accordance with the second paragraph of Section 1 of the Agreement.

(c) TERMINATION FOR GOOD REASON. Executive may terminate the Agreement for Good Reason. For purposes of the Agreement, “Good Reason” shall mean, without Executive’s consent: (i) the Company has materially breached the Agreement; or (ii) Executive is not suffering from a Disability and there has occurred any material diminution or reduction in duties or authority; provided, that in no event shall Executive’s resignation be for Good Reason unless (x) Executive or a representative of Executive provides the Company with written notice thereof within thirty (30) days after there is knowledge of the occurrence or existence of such circumstances, which notice specifically identifies the circumstances that are believed to constitute Good Reason, (y) the Company fails to correct the identified circumstances within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of such notice. In the event Executive terminates this Agreement for Good Reason, the Company shall pay to Executive or his estate: (A) any Accrued Obligations, (B) Base Salary continuation payments in the aggregate amount of $5,000,000, payable in equal biweekly installments (or, if different, in accordance with the Company’s standard payroll practice as in effect from time to time) over the period of five (5) years following such termination and (C) reimbursement, on a fully grossed-up basis, of (i) any income tax incurred by Executive with respect to the value of Executive’s continued residence in the Mansion, payable no later than the due date for the filing of Executive’s annual income tax returns (or, if earlier, as required by Section 10 of the Agreement), payable no later than ten (10) days following each rental payment to the Company. In addition, if the Company has materially breached this Agreement by failing to pay Executive his Base Salary or to provide him with the benefits described in Section 3(c) of the Agreement, then in addition to the remedies set forth above (and without any requirement that Executive actually exercise any of such remedies), the Company shall immediately and automatically stop all payments under the Management Services Agreement and Executive shall be entitled to exercise the suspension and termination rights, to the extent applicable, under the License Agreement. Executive’s resignation for Good Reason shall in no way affect Executive’s ability to also seek any other rights and remedies available to him at law or in equity.

(d) ACCRUED OBLIGATIONS. As used in the Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of Executive’s employment for Cause, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any; and (iii) any other accrued but unpaid compensation, if any, due to Executive under any of the plans referred to in Section 3(b) of the Agreement.

2. DISABILITY. “Disability” shall mean Executive’s incapacity due to physical or mental illness in which Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of ninety (90) consecutive days and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4 above), Executive shall not have returned to the full-time performance of Executive’s duties, subject to the Company’s obligations to provide Executive with reasonable accommodations in connection therewith that do not cause undue hardship to the Company.

3. CONFIDENTIAL INFORMATION; NON-COMPETITION; AND NON-SOLICITATION.

(a) CONFIDENTIALITY. Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence. The Company and its subsidiaries have and will in the future provide Executive certain confidential and proprietary information and trade secrets of the Company and its subsidiaries (collectively, “Confidential Information”), including but not limited to confidential information regarding identifiable, specific and discrete business opportunities being pursued by the Company or its subsidiaries. Executive shall not use or disclose, whether directly or indirectly, Confidential Information to any person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the Company or its subsidiaries and as otherwise may be proper in the course of performing Executive’s services herein, or enforcing Executive’s rights under the Agreement, (ii) to Executive’s legal and financial advisors who need to know such Confidential Information in connection with their representation of Executive, provided that such advisors are informed of the confidential nature of the Confidential Information and agree to be bound by the terms of this Section, (iii) as is required to be disclosed by order of a Governmental Entity, or by subpoena, summons or legal process, or by law, rule or regulation, provided that to the extent permitted by law and practicable, Executive shall provide to the Company prompt notice of such disclosure, or (iv) as permitted in connection with Section 9.3(a) of the Operating Agreement. For purposes of this Section, Confidential Information shall not include any information which was or has become generally available to the public other than as a result of disclosure by the Company or its subsidiaries to the public. As used in the Agreement, “subsidiaries” shall mean any company controlled by the Company.

(b) NON-COMPETITION. In consideration of the Agreement, the Operating Agreement, the Merger Agreement, and for other good and valuable consideration provided herein and therein, the receipt and sufficiency of which are hereby acknowledged by Executive, and in recognition of his fiduciary obligations to the Company during his employment, Executive hereby agrees and covenants that, during the Term, Executive shall not, without the prior written consent of the Company, directly or indirectly, or on behalf of any other Person (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant or in any other capacity) engage anywhere in the world in the Business or any other business competing with any business then conducted by the Company or any of its subsidiaries; provided, however, that beneficial ownership of not more than five percent (5%) of the securities of an entity traded on a national securities exchange or national trading market shall not constitute competition that is prohibited by this Section. Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to the Company’s entering into the Agreement.

(c) NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he possesses and will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries and affiliates. Executive recognizes that the information he possesses and will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries in developing their respective businesses and in securing and retaining customers, and has been and will be acquired by Executive because of Executive’s business position with the Company. Executive agrees that during the Term, Executive shall not solicit for employment or engagement as an independent contractor any employee or individual independent contractor who is employed or engaged by the Company of its Affiliates, other than a general advertisement that is not targeted or directed at any particular Person.

(d) PROPRIETARY RIGHTS; ASSIGNMENT. Subject to the terms of the License Agreement (including, without limitation, Executive’s rights to license his name and likeness in any manner and to any person he desires in accordance with the terms and conditions of the License Agreement): (i) Company shall own all right, title, and interest in and to any and all Employee Developments (as such term is defined below); (ii) any and all Employee Developments which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act and shall be owned exclusively by Company; and (iii) to the extent Executive may, by operation of law or otherwise, acquire any right, title, or interest in or to any Employee Development, Executive hereby assigns and covenants to assign to Company all such proprietary rights without the need for a separate writing or additional compensation. Upon reasonable request by Company, Executive shall execute and deliver such further documents and instruments and shall take such other actions as may be reasonably necessary or appropriate to evidence, carry out, enforce, or register the rights created or granted hereunder. “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, other work or authorship, trade secret, trademark, logo, or branding developed, conceived, or reduced to practice (in whatever stage of completion) by Executive as an employee within the scope of his employment. The Company and Executive each understand and acknowledge that the provisions of this Section requiring assignment to the Company do not apply to any invention which qualifies under the provisions of Section 2870 of the California Labor Code. Executive understands that the Company will keep in confidence and will not disclose to third parties without his consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

(e) SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of the Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(f) LICENSING ACTIVITIES. Notwithstanding anything in this Section 2 to the contrary, Executive shall be permitted to engage in any licensing activities permitted by the License Agreement.

4. TERMINATION OF PRIOR AGREEMENTS/EXISTING CLAIMS. The Agreement, together with the Operating Agreement and the License Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company, nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement, the Operating Agreement or the License Agreement.

5. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

6. WITHHOLDING AND TAXES. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order. If the Internal Revenue Service or any state or local taxing authority makes a final determination that any payment or benefit under the Agreement shall be treated for income tax purposes in a manner different than intended hereunder, then, subject to Executive’s continued compliance with this Agreement, the Company shall promptly reimburse Executive, on a fully grossed-up basis, for any additional income taxes imposed on Executive with respect to such payment or benefit.

7. ACTIONS OF COMPANY AND EXECUTIVE. No action taken by the Company at the direction of Executive or with his knowledge and consent thereof shall constitute a breach by the Company of this Agreement and no action taken by Executive at the direction of the Board of the Company or with its knowledge and prior consent shall constitute a breach by Executive of this Agreement.

8. HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement, taken as a whole.

9. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

10. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

11. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law, and shall advance to Executive the costs and expenses of his legal counsel and other reasonable advisors upon his execution of a customary undertaking to repay such advanced amounts if it is ultimately determined that he was not entitled to indemnification; provided, that Executive shall not be entitled to (i) indemnification in connection with any material breach by Executive of this Agreement, the Operating Agreement, Registration Rights Agreement, the License Agreement or any other agreement between the Company and Executive or (ii) advancement of expenses in connection with any dispute between the Company, Investco or their respective Affiliates on the one hand, and Executive on the other hand.

12. THIRD PARTY BENEFICIARY. No party other than the Executive’s estate shall be a third party beneficiary of this Agreement.

Exhibit A

Approved Budget and Budgeting Process

2011 Publication Operating Budget. See attached.

2011 HQ Operating Budget. See attached.

Budget Process. No later than 30 days before the beginning of each fiscal year the Company shall prepare and submit for consideration and approval by CIC the proposed budget for the ensuing fiscal year relating to operation of the Publication and HQ. The Company and CIC will attempt with diligence to arrive at mutually acceptable budgets. If the Company and CIC are unable to agree on an annual operating budget with respect to the Publication and HQ, the Publication and HQ will continue to be operated with the same levels of expenditures provided under the previous year’s annual operating budget until such time as an operating budget for the current year is approved by both the Company and CIC; provided, that in the event the Company and CIC cannot agree, the budgets shall be automatically increased by any increased costs from third party vendors or suppliers due to cost of living increases contractually imposed by such third parties.

A1

Exhibit B

Lease Agreement

[See attached.]

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LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) dated as of                     , 2011 (the “Commencement Date”) is entered into by and between [                    ] (“Landlord”), and HUGH M. HEFNER, an individual (“Tenant”).

WHEREAS, Landlord owns all of that certain real property commonly known as 10236 Charing Cross Road, Los Angeles, CA 90024 and more particularly described on Exhibit A attached hereto, together with all improvements now or hereafter located thereon (the “Premises”), which Premises include but are not limited to that certain [                    ] square foot home commonly known as Playboy Mansion West (the “Mansion”); and

WHEREAS, Tenant is a party to that certain Limited Liability Company Agreement of Icon Acquisition Holdings, LLC, dated as of [                    ], 2011 (the “Company Agreement”), Tenant presently resides in the Premises, and as a condition to Tenant’s employment by [                    ] (“Employer”) pursuant to that certain Employment Agreement by and between Tenant and Employer dated as of [                    ], 2011 (the “Employment Agreement” and, together with the Company Agreement, the “Agreements”), Tenant is required to reside in the Premises, Tenant and Employer acknowledging that Tenant’s residence in the Premises is for the convenience of Employer and serves Employer’s material business interests.

NOW THEREFORE, in reliance on the foregoing recitals, the truth and accuracy of which are hereby acknowledged, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Landlord and Tenant agree as follows:

1. Lease. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises pursuant to the terms of this Lease.

2. Term. The term of this Lease shall commence on the Commencement Date and shall continue for the duration of the natural life of Tenant (the “Term”).

3. Rent. During the Term, Tenant shall pay Landlord $100 per year as rent; provided, however, Tenant shall pay, in monthly installments on the first day of each calendar month, fair market rent for the Premises for the duration of the Term in the event that (a) pursuant to the Employment Agreement, Tenant’s employment by Employer is terminated for Cause (as such term is defined in the Employment Agreement), or (b) Tenant resigns his employment without Good Reason (as such term is defined in the Employment Agreement) (such termination or resignation of Tenant each a “Rent Triggering Event”). As used in this Section 3, the term “fair market rent” means the then-current market rate for annual rental of the Premises, determined as of the Rent Triggering Event and each anniversary thereof (each, a “Rent Determination Date”) as follows:

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3.1 Within ten (10) days after the applicable Rent Determination Date, Landlord and Tenant or their representatives shall meet in person and exchange sealed envelopes containing their proposed fair market rent and shall open those envelopes in the presence of each other, and, if the two proposals are within ten percent (10%) of one another, the fair market rent shall be the average of the two proposals.

3.2 If the two proposals exchanged pursuant to Section 3.1 are not within ten percent (10%) of one another, the following shall apply: Landlord and Tenant shall each engage (at their own expense) an experienced real estate broker or appraiser (each, an “arbitrator”) within thirty (30) days after the applicable Rent Determination Date to estimate the fair market rent of the Premises. Within sixty (60) days after the applicable Rent Determination Date, the arbitrator selected by each of Landlord and Tenant shall meet in person and exchange sealed envelopes containing their proposed fair market rent and open those proposals in the presence of each other. If the estimates of the two arbitrators are within ten percent (10%) of one another, the fair market rent shall be the average of the two estimates. If the estimates of the arbitrators are not within ten percent (10%) of one another, the two arbitrators shall mutually agree on a third arbitrator within seventy-five (75) days after the applicable Rent Determination Date. Within ninety (90) days after the applicable Rent Determination Date, the third arbitrator shall select between the two estimates or the two initial arbitrators and the fair market rent shall be that selected by the third arbitrator, whose decision shall be final and binding on Landlord and Tenant. If either Landlord or Tenant fails to appoint an arbitrator within thirty (30) days after the applicable Rent Determination Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator’s appointment, and such arbitrator’s decision shall be binding on Landlord and Tenant. If each party appoints an arbitrator in a timely manner, the appointment of a third arbitrator becomes necessary, and the two arbitrators fail to agree on and appoint a third arbitrator within the required period, then the arbitrators shall be dismissed without delay and the issue of fair market rental shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this Section. If Landlord and Tenant each fail to appoint an arbitrator within thirty (30) days after the applicable Rent Determination Date, the determination of fair market rent shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject to the provisions of this Section. The cost of each party’s arbitrator shall be paid by that party. The cost of the third arbitrator, if any, and any arbitration under the real estate arbitration rules of JAMS, shall be paid equally by Landlord and Tenant.

4. Use. Pursuant to the Agreements, Tenant shall use the Premises as his full-time residence. Subject to the terms of the Agreements, Tenant may use the Premises for any lawful use.

5. Landlord’s Obligations. Landlord and Tenant acknowledge and agree that all expenses associated with or necessary, incidental or convenient to the ownership, occupancy, use or possession of the Premises during the Term shall be borne exclusively by Landlord (collectively, “Landlord’s Obligations”). Notwithstanding the generality

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of the foregoing, Landlord’s Obligations shall include, but not be limited to, the following:

5.1 Maintenance. During the Term, Landlord, at its sole cost and expense, shall maintain the Premises in good condition and repair and in accordance with the Agreements, including without limitation (a) maintaining and repairing the exterior and interior of the Mansion (including all walls, roofs, structural elements, foundations, windows, ceilings, floors, plumbing, HVAC and other building systems and components), (b) maintaining and repairing the grounds, landscaping and other outdoor areas of the Premises, (c) maintaining, repairing and/or replacing all furniture, fixtures, equipment and appliances owned by Landlord and located on the Premises, and (d) undertaking and diligently prosecuting to completion all work of repair or replacement or otherwise in the nature of capital improvements necessary to cause the condition of the Premises to be consistent with that set forth in the Agreements.

5.2 Insurance. During the Term, Landlord, at its sole cost and expense, shall (a) keep the Premises insured against loss or damage by fire, lightning, vandalism and malicious mischief, and such other perils as are now or may hereafter be comprehended in the term “All Risk Coverage” or “special form” coverage or “Special Form Cause of Loss” (or other terms that become the insurance industry standard in the future), in an amount equal to at least one hundred percent (100%) of the full replacement value of the Premises; and (b) maintain all policies of insurance required by the certain Deed of Trust executed by Landlord in favor of Jefferies & Company (or one of its affiliates) (“Lender”) which encumbers the Premises or other loan documents executed by Landlord and Lender that require Landlord to insure the Premises (collectively, the “Loan Documents”).

5.3 Utilities. During the Term, Landlord, at its sole cost and expense, shall pay, when due, bills for all utilities furnished to the Premises by any public utility, telecommunications, cable or other similar service-provider, including without limitation water, gas, electricity, sewage, garbage disposal, telephone, television, satellite television, internet and the like.

5.4 Taxes. During the Term, Landlord, at its sole cost and expense, shall pay, prior to delinquency, all general and special real estate taxes, increases in assessments or special assessments and any other ad valorem taxes, rates, levies and assessments upon or with respect to the Premises, whether paid to any governmental or quasi-governmental authority, and all charges or assessments specifically imposed in lieu of any such taxes.

5.5 Security Services. During the Term, Landlord, at its sole cost and expense, shall cause security services to be furnished to the Premises to the same extent such services are furnished as of the Commencement Date. Landlord shall not be liable in any manner to Tenant or any other party for any acts (including criminal acts) of third parties, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant’s business, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security services, or for

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the failure of any security services to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.

5.6 Compliance with Law. During the Term, Landlord, at its sole cost and expense, shall cause the Premises to comply with all laws, statutes, ordinances, and requirements of all city, county, state, and federal authorities now or later in force pertaining to the Premises, including without limitation building codes and zoning ordinances (collectively, “Applicable Laws”), provided that Landlord’s failure to comply therewith would prohibit the issuance or maintenance of a certificate of occupancy (or its legal equivalent) for the Premises or would be reasonably likely to otherwise materially and adversely affect Tenant’s use or occupancy of the Premises. Notwithstanding the foregoing or anything to the contrary in this Lease, Landlord shall have the right to contest any alleged violation of Applicable Laws in good faith, including without limitation the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by applicable law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Applicable Laws. Tenant shall be solely responsible for compliance with Applicable Laws with respect to his use of the Premises and Landlord shall have no obligations or liabilities in connection therewith.

6. Alterations. Tenant shall not make any material alterations to the Premises without the consent of Landlord, which consent shall not be unreasonably conditioned, withheld or delayed.

7. End of Term. Landlord shall have the right to reenter the Premises at the end of the Term; provided, however, Tenant’s heirs, legatees or devisees and their respective agents shall be permitted to enter the Premises for a reasonable period following the expiration of the Term (not to exceed six (6) months) for the purposes of removing Tenant’s personal property from the Premises. In no event shall Tenant or any of Tenant’s heirs, legatees or devisees have any obligation to restore or repair the Premises at the expiration of the Term. All fixtures, equipment, improvements and installations or other personal property owned by Tenant and not removed within six (6) months following the expiration of the Term (or such additional period as Landlord may specify) shall be deemed the property of Landlord.

8. Assignment and Subletting. Tenant shall not assign this Lease or any interest under this Lease or grant a license or other right to occupy or use the Premises or any portion thereof (other than a sublease) without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall not sublet the Premises or any portion thereof without Landlord’s prior written consent, which shall not be unreasonably withheld. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease for Landlord to withhold consent to any proposed sublease where one or more of the following apply: (a) the sublease is for less than all of the Premises; (b) the use of the Premises by the subtenant would be for other than residential purposes; (c) the subtenant is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the sublease

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on the date consent is requested; or (d) either the proposed subtenant, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed subtenant directly or indirectly competes with Landlord or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, Landlord. All sums or economic consideration received by Tenant as a result of subletting the Premises shall be paid to Landlord, provided that all such sums shall be credited against any fair market rent which may be due from Tenant pursuant to Section 3.

9. Default by Tenant. If, following a Rent Triggering Event, Tenant fails to pay fair market rent pursuant to Section 3 within fifteen (15) days of the date the same is due, Tenant shall be deemed to be in breach of this Lease. Except as expressly provided in Section 11.1 with respect to a Total Condemnation (as defined below), in no event (including without limitation a failure by Tenant to pay rent pursuant to Section 3 or a breach by Tenant of any other provision of this Lease) shall Landlord have the right to terminate this Lease or reenter or dispossess Tenant from the Premises prior to the expiration of the Term. Except as expressly provided in this Section 9, Landlord hereby waives, to the fullest extent permitted by law, all remedies that would otherwise be available to it following a breach of this Lease by Tenant, including without limitation, those created by statute. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

10. Default by Landlord. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless: (a) in the event such default is with respect to the payment of money, Landlord fails to pay such unpaid amounts within five (5) business days that the same was not paid when due, or (b) in the event such default is other than the obligation to pay money, Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) days period and thereafter diligently pursue the same to completion within a reasonable time period. Upon any such default by Landlord under this Lease, Tenant may exercise any of its rights provided under the Agreements or at law or in equity.

11. Condemnation and Casualty.

11.1 Condemnation. In the event that a portion of the Premises is taken by condemnation or right of eminent domain or conveyed in lieu thereof or taken in any other manner, whether permanently or temporarily, (a “Partial Condemnation”), then (a) subject to Tenant’s right to terminate the lease pursuant to the immediately

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succeeding sentence, this Lease and Tenant’s right to possession of the portion of the Premises not subject to the Partial Condemnation shall continue unabated; and (b) Landlord shall, at Landlord’s sole cost and expense, promptly commence and diligently prosecute to completion all work of restoration, reconstruction and repair necessary to restore any such remainder of the Premises to a complete architectural unit as nearly like its condition prior to such Partial Condemnation as shall be practicable; provided, however, that if the damages or compensation awarded in connection with such Partial Condemnation is not sufficient to cover such restoration, reconstruction and repair, then Landlord and Tenant will discuss in good faith commercially reasonable mechanisms to comply with the terms of the Agreements. In the event of a Partial Condemnation after the occurrence of a Rent Triggering Event, then Tenant shall have the option, in his sole and absolute discretion, to (i) terminate this Lease if the Partial Condemnation renders more than fifty percent (50%) of the Premises or twenty-five percent (25%) of the Mansion permanently unusable, or (ii) reduce his payment of fair market rent pursuant to Section 3 pro-rata in accordance with the ratio that the fair market value of the portion of the Premises subject to the Partial Condemnation bears to the fair market value of the whole of the Premises. In the event that all of the Premises are taken by condemnation or right of eminent domain or conveyed in lieu thereof or taken in any other manner (a “Total Condemnation” and, collectively with a “Partial Condemnation” a “Taking”) this Lease shall terminate. Landlord shall be entitled to all damages or compensation awarded in connection with a Taking, provided that that (A) Tenant’s payment of rent shall be abated as set forth in this Section 11.1, and (B) Tenant shall have the right to file against the governmental authority that effectuated the Taking any separate claim available to Tenant, including without limitation a claim for compensation for the (1) taking of Tenant’s personal property and any fixtures belonging to Tenant and removable by Tenant upon expiration of the Term pursuant to the terms of this Lease, (2) moving expenses, (3) damages for the loss or interruption of use of the Premises, and (4) the unamortized cost of the improvements made after the date of this Lease to the extent paid for by Tenant from Tenant’s own funds and not by Landlord.

11.2 Casualty. In the event of damage to or destruction of all or any portion of the Premises by casualty or any other cause whatsoever (a “Casualty”) Landlord shall, at Landlord’s sole cost and expense, promptly commence and diligently prosecute to completion all work of restoration, reconstruction and repair necessary to restore the Premises to their condition existing as of the occurrence of the Casualty (subject to any alterations thereof required by changes in applicable law) (the “Restoration Work”) provided that the cost to complete such Restoration Work does not exceed the insurance proceeds permitted by the Loan Documents to be used to complete such Restoration Work (such amounts the “Available Proceeds”). In the event that the cost to complete any necessary Restoration Work does exceed the Available Proceeds, Landlord and Tenant will discuss in good faith commercially reasonable mechanisms to comply with the terms of the Agreements. For the avoidance of doubt, if there are no insurance proceeds in respect of a Casualty, then Landlord shall not be obligated to restore the Premises to their condition existing as of the occurrence of the Casualty. In the event of a Casualty after the occurrence of a Rent Triggering Event, then until the completion of all Restoration Work, Tenant’s payment of fair market rent pursuant to Section 3 shall abate pro-rata in accordance with the ratio that the fair market value of the

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portion of the Premises rendered unusable by the Casualty bears to the fair market value of whole of the Premises.

12. Miscellaneous.

12.1 Successors and Assigns. Subject to the covenants, conditions and restrictions set forth herein, this Lease is binding upon and inures to the benefit of the heirs, assigns, successors, executors, and administrators of Landlord and Tenant.

12.2 Amendment. This Lease may not be amended or altered except by an instrument in writing executed by Landlord and Tenant.

12.3 Integration. This Lease and the attached exhibit contain the entire agreement between the parties regarding the subject matter of the Lease, and this Lease expressly supersedes all previous or contemporaneous agreements, understandings, representations, or statements between the parties regarding those matters.

12.4 Construction. Headings at the beginning of each section are solely for the convenience of the parties and are not a part of and shall not be used to interpret this Lease. The singular form shall include plural, and vice versa. This Lease shall not be construed as if it had been prepared by one of the parties, but rather as if both parties have prepared it. Unless otherwise indicated, all references to sections are to this Lease.

12.5 Further Assurances. Whenever requested to do so by the other party, each party shall execute, acknowledge, and deliver any further conveyances, agreements, confirmations, satisfactions, releases, powers of attorney, instruments of further assurance, approvals, consents, and any further instruments and documents as may be necessary, expedient, or proper to complete any conveyances, transfers, sales, and agreements contemplated by this Lease. Each party also agrees to do any other acts and to execute, acknowledge, and deliver any documents requested to carry out the intent and purpose of this Lease.

12.6 No Third-Party Rights. Nothing in this Lease, express or implied, is intended to confer upon any person, other than the parties and their respective successors and assigns, any rights or remedies under or by reason of this Lease.

12.7 Partial Invalidity. Any provision of this Lease that is unenforceable or invalid or the inclusion of which would adversely affect the validity, legality, or enforcement of this Lease shall have no effect, but all the remaining provisions of this Lease shall remain in full force.

12.8 Attorney Fees. In any legal action brought by either party to enforce the terms of this Lease or relating to the Premises, the prevailing party shall be entitled to all costs incurred in connection with that action, including reasonable attorney fees.

12.9 Governing Law. The validity, meaning, and effect of this Lease shall be determined in accordance with California law.

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12.10 Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

13. Tenant’s Prior Occupancy. Tenant acknowledges that Tenant was in possession of the Premises prior to the Commencement Date and has occupied the Premises for a substantial period of time. Tenant acknowledges due to his long-term occupancy of the Premises prior to the Commencement Date, no disclosures or notices otherwise required by Applicable Laws are necessary, and Tenant, to the fullest extent permitted by Applicable Laws, waives any obligation on the part of Landlord to provide any such notices or disclosures. Any improvements or personal property located in the Premises are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation title, merchantability or suitability for a particular purpose. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the condition of the Premises.

[The signatures are on the following page.]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

LANDLORD:

[ ]

By:

[Printed Name and Title]

TENANT:

HUGH M. HEFNER

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EXHIBIT A

LEGAL DESCRIPTION OF THE PREMISES

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Appendix 1

Name of CIC Director for Purposes of Section 1:

Richard Rosenzweig

Appendix 1